Exhibit 99.1

SYNAGEVA BIOPHARMA REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS AND PROVIDES GENERAL BUSINESS UPDATES

LEXINGTON, Mass., April 29, 2015 — Synageva BioPharma Corp. (NASDAQ: GEVA), a biopharmaceutical company developing therapeutic products for rare disorders, today reported first quarter 2015 financial results and provided other business updates.

“This is an exciting time for Synageva as Kanuma moves closer towards patients who suffer from LAL Deficiency,” said Sanj K. Patel, President and Chief Executive Officer. “In addition, our pipeline continues to advance and we plan to provide updates on these programs during this year.”

About Kanuma™ (sebelipase alfa)

Kanuma is under regulatory review in the U.S., Europe, and Mexico for the treatment of lysosomal acid lipase deficiency (LAL Deficiency). In the U.S., the Food and Drug Administration (FDA) established a target action date of September 8, 2015 under the Prescription Drug User Fee Act (PDUFA). Synageva continues to plan to include Japan in its regulatory submissions this year.

The company continues to conduct additional trials that expand the clinical experience with Kanuma in LAL Deficiency. These trials include eligible patients who were not able to enroll into the previously completed Phase 3 studies based on completion of enrollment, age, disease presentation, previous treatment by hematopoietic stem cell or liver transplantation, or disease characteristics that would have precluded participation in a placebo-controlled study.

Study LAL-CL06 is a global, open-label trial to assess the safety of Kanuma in infants (greater than eight months of age), or children and adults with LAL Deficiency with evidence of advanced liver disease or disease recurrence in patients with past liver or hematopoietic transplant, among other disease manifestations. This trial recently completed enrollment with a total of 31 patients.

Study LAL-CL08 is a global, open-label trial to expand the clinical experience with Kanuma in additional infants with LAL Deficiency. This trial continues to enroll with four infants currently receiving treatment with Kanuma. These four infants are in addition to the five infants who continue to receive treatment with Kanuma as part of the ongoing, open-label Phase 2/3 trial (LAL-CL03).

SBC-103 for MPS IIIB

Dosing is well underway in the Phase 1/2 trial with SBC-103 in patients with mucopolysaccharidosis IIIB (MPS IIIB, also known as Sanfilippo B syndrome). The open-label trial will enroll approximately nine patients, two years of age or greater but less than 12 years of age, with a definitive diagnosis of MPS IIIB and developmental delay. Patients are treated in one of three different dosing cohorts (0.3 mg/kg, 1.0 mg/kg or 3.0 mg/kg) with every other week intravenous administrations of SBC-103 for 24 weeks. Patients who meet qualifying criteria may continue dosing with SBC-103 for an extended period.

The primary endpoint of the trial is safety and tolerability of intravenous administration of SBC-103 in patients with MPS IIIB. The study will also determine the effects of dosing with SBC-103 on the onset, magnitude, and reversibility of changes in levels of total heparan sulfate (HS) in cerebral spinal fluid (CSF), serum, and urine, as well as measure the effects of neurocognitive and developmental function and change in brain structures as assessed by magnetic resonance imaging. Exploratory biomarkers, MPS IIIB disease characteristics, symptoms, and quality of life will also be measured. Patient enrollment and dosing continues and the company anticipates completing enrollment by mid-2015. The company continues to plan to report preliminary data from this Phase 1/2 trial during the second half of this year.

SBC-105 for rare disorders of calcification

SBC-105 is Synageva’s third pipeline program and a first-mover enzyme replacement therapy in preclinical development for rare disorders of calcification. In healthy individuals, an enzyme called ectonucleotide pyrophosphatase/phosphodiesterase-1 (ENPP1) generates pyrophosphate (PPi), which is a potent inhibitor of tissue calcification. Inherited mutations of ENPP1 in diseases such as generalized arterial calcification of infancy (GACI), hypophosphatemic rickets and pseudoxanthoma elasticum, result in increased calcification of the arteries and other tissues that can lead to increased morbidity and early mortality. In addition, low PPi levels have been linked to vascular calcification in patients with chronic kidney disease (CKD) and PPi has been shown to inhibit vascular calcification in animal models of CKD.

SBC-105 is a recombinant enzyme that replaces the mutated ENPP1 enzyme and increases production of PPi. SBC-105 improved survival and biomarkers, and decreased tissue calcification in a preclinical mouse model of GACI. The company is testing SBC-105 in GACI animal models with plans to expand testing of SBC-105 to CKD animal models to support entry into the clinic in 2016.

Bio-superior pipeline programs

Synageva continues to explore opportunities to leverage the company’s manufacturing platform and other capabilities to create potentially bio-superior treatments for patient populations who still have unmet medical needs. The company has produced enzymes targeting Hunter syndrome, Fabry disease and Pompe disease with expression levels and activity that support further preclinical assessment. Preclinical testing in animal models is underway to generate proof of concept data including the potential for improved product characteristics for at least one of these programs this year.

First Quarter 2015 Financial Results

Revenue for the first quarter ended March 31, 2015 of $0.9 million related to Fuzeon royalties from Hoffman-La Roche, Inc. Total costs and expenses for the first quarter of 2015, including research and development (R&D) expenses, selling, general and administrative (SG&A) expenses, and amortization of developed technology, totaled $60.1 million. This compares to total costs and expenses for the first quarter of 2014 of $38.1 million. Synageva had cash, cash equivalents and short-term investments totaling $710.6 million on March 31, 2015.

Synageva reiterates its total operating expenses guidance between $280 million and $295 million for 2015. The total operating expense estimate is primarily due to investments supporting the global clinical development program for Kanuma, clinical development of SBC-103, preclinical development of

SBC-105 and the bio-superior programs, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of manufacturing capabilities, as well as advancement of other preclinical pipeline programs.

Synageva routinely posts information that may be important to investors in the Investor Relations section of the company’s website at www.synageva.com. Synageva encourages investors and potential investors to consult this website regularly for important information about the company.

Medical information regarding Kanuma and LAL Deficiency is available by email at medinfo@synageva.com.

Information about LAL Deficiency is available at www.laldsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, plans and timing to expand regulatory submissions for Kanuma outside of the U.S. and Europe, plans to prepare for the potential launch of Kanuma, plans for the Phase 1/2 trial with SBC-103 including the number of patients to enroll and timing of enrollment and reporting preliminary data, plans to expand testing of SBC-105 to CKD animal models, SBC-105’s potential to have broader medical utility in other rare disorders and plans to develop SBC-105 in additional indications, the ability for the company’s manufacturing platform to potentially create bio-superior treatments, plans to generate proof of concept data and improved product characteristics, plans to advance a potentially bio-superior program into the clinic, plans to develop additional pipeline programs, and our 2015 financial guidance including our expected 2015 total operating expenses and the factors underlying our guidance and the planned allocation of our cash. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such as, unanticipated costs or delays in the company’s research and development programs, risk of delays in completing the company’s preclinical and clinical trials, risk that the outcomes of the preclinical or clinical trials may not support registration or further development of the company’s product candidates due to safety, efficacy or other reasons, the timing for initiating and completing potential preclinical and clinical studies, the timing for reporting data from potential preclinical and clinical studies, the content and timing of decisions by the FDA, EMA and other regulatory authorities, our ability to prepare for potential commercial launch of Kanuma, the ability to continue to produce favorable product attributes and characteristics expressed using the company’s proprietary platform, and the risks identified under the heading “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2014 filed with the Securities and Exchange Commission (SEC) on February 26, 2015 and other filings Synageva periodically makes with the SEC, and others of which are not known. Preclinical and clinical trial data are subject to differing interpretations, and regulatory agencies, as well as medical and scientific experts, may not share Synageva’s views regarding these data or its implications. Synageva may encounter problems or delays in preclinical and clinical development and the regulatory process. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Synageva BioPharma™” and “Kanuma™” are trademarks, and “Dedicated to Rare Diseases®” is a registered trademark, of Synageva BioPharma Corp.

Synageva BioPharma Corp.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Royalty revenue	$927	$1,447
Collaboration and license revenue	—	139

Total revenue	927	1,586
Costs and expenses:
Research and development	38,207	27,868
Selling, general and administrative	21,671	9,804
Amortization of developed technology	222	390

Total costs and expenses	60,100	38,062

Loss from operations	(59,173)	(36,476)
Other expense, net	(252)	(5)
Interest income	83	75

Loss before provision from income taxes	(59,342)	(36,406)
Provision for income taxes	259	18

Net loss	$(59,601)	$(36,424)

Basic and diluted net income per common share	$(1.63)	$(1.16)

Weighted average shares used in basic and diluted per common share computations	36,495	31,338

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	As of
	March 31, 2015	December 31, 2014
Cash, cash equivalents, and short-term investments	$710,561	$446,908
Working capital	694,426	432,589
Total assets	768,546	504,203
Accumulated deficit	(506,488)	(446,887)
Total stockholders’ equity	$735,126	$473,239

Investor/media contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com